Exhibit 99.1
PRESS RELEASE
Veraz Networks, Inc. Reports Fourth Quarter and Year End 2007 Financial
Results
Fourth Quarter IP Revenues Increase by 36%, and FY07 IP Revenues Increase By 68%
SAN JOSE, Calif., February 19 — Veraz Networks, Inc. (NASDAQ: VRAZ), a leading global provider of IP softswitch and media gateway solutions, today released financial results for the fourth quarter and full year ended December 31, 2007.
Total revenues for the fourth quarter of 2007 were $35.0 million, which represents a year-over-year increase of 21% from the fourth quarter of last year. Fourth quarter IP product revenues were $20.9 million, an increase of 36% over the fourth quarter of 2006. Total revenues for year ended December 31, 2007, were $125.8 million, a 26% increase over total revenues for the prior year. IP product revenues for year ended December 31, 2007, were $79.4 million, a 68% increase over IP product revenues for the prior year.
For the fourth quarter of 2007, Veraz recorded net income of $2.1 million, including $0.7 million in stock-based compensation expense, as compared to the fourth quarter of last year with a net loss of $0.6 million, including $0.4 million in stock-based compensation expense. Veraz reported net income of $3.4 million for 2007, including $2.3 million in stock-based compensation expense, as compared to a net loss of $13.7 million, including $1.2 million in stock based compensation expense for 2006.
“For each of the three quarters since becoming a public company, we have been profitable, and as we end the fourth quarter of 2007, we are pleased to report that we have also achieved profitability for the full year in our first year as a public company,” said Doug Sabella, president and chief executive officer. “This was accomplished through a combination of revenue growth, strong gross margins and disciplined expense management.”
“We were pleased to have achieved strong revenue growth and profitability in 2007 while also strengthening our gross margin,” commented Al Wood, chief financial officer. “We are providing full year 2008 guidance of total revenues in the range of $132 — $137 million. IP product revenues and total services revenues are projected to grow 22% to 27%. We expect FY08 net income of $3.0 million to $5.0 million, or $0.06 to $0.11 earnings per share on a diluted basis, assuming a full year weighted average share count of approximately 46.5 million. On a non-GAAP basis, net income is expected to be $8.0 million to $10.0 million, or $0.17 to $0.22 earnings per share, excluding stock based compensation expense of $5.0 million, or $0.11 earnings per share.”
Recent Events
•	Announced Veraz’ selection by OTEGlobe, Tier 1 carrier in Greece, for an NGN deployment spanning eight sites throughout Europe.

•	Announced the official launch of the IMS over WiMAX network at ONEMAX in the Dominican Republic

•	Achieved the successful migration of two billion minutes of legacy Nortel TDM switch traffic to the Veraz ControlSwitch™ Interconnect Solution.

•	Announced enhanced IMS application solutions with Apertio and Verint. Apertio’s consolidated subscriber network database and Veraz’ unified applications view and unified session control enable integration of applications for fixed and mobile communication service providers. Verint’s actionable intelligence solution and Veraz’ ControlSwitch and I-Gate 400 products combined to deliver an easily deployable, integrated solution that enables service providers to comply with existing and anticipated mandatory lawful intercept (LI) policies.

PRESS RELEASE
•	Announced the integration of Veraz’ ControlSwitch™ softswitch and Telarix’s iXRoute™ and iXTranslate™ next generation routing optimization solution enabling carriers to financially optimize routing on-the-fly as network conditions change.

•	Announcing today that Mr. Pinhas Reich, our VP of Global Sales, will be retiring after more than 5 years of service. Mr. Reich was one of the founders of Veraz Networks and will continue to provide services through a transition period.
Conference Call Information
Veraz will host a conference call and live webcast at 4:30 p.m. (1:30 p.m. Pacific Time) this afternoon to discuss the results. The live webcast will be accessible from the “Investor Relations” section of the Veraz website (www.veraznetworks.com). The webcast will be archived for a period of 30 days. A telephonic replay of the conference call will also be available two hours after the call and will run for two days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter passcode 11106700#. International parties should call 303-590-3000 and enter passcode 11106700#.
About Veraz Networks
Veraz is a leading global provider of Internet Protocol, or IP, softswitches, media gateways and digital compression products to established and emerging wireline, wireless and broadband service providers. Service providers use Veraz products to transport, convert and manage voice traffic over legacy and IP networks, while enabling voice over IP, or VoIP, and other multimedia communications services. Veraz IP products, which consist of the company’s innovative ControlSwitch softswitch solution and I-Gate 4000 family of media gateway products, enable service providers to deploy IP networks and efficiently migrate from their legacy circuit-switched networks to IP networks. Additional information about Veraz Networks (NASDAQ: VRAZ) is available at www.veraznetworks.com.
Forward Looking Statements
This press release contains forward-looking statements regarding future events that involve risks and uncertainties. Words such as “providing full year 2008 guidance,” “projected” and “expect” and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to, the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of products and services sold in a particular period; the impact of our revenue recognition policies on the timing of both revenues and the related expenses; our inability to maintain relationships with our indirect channel partners; the reluctance of customers to migrate to an IP network architecture; rapid technological change and our ability to continue to deliver products that are competitive in the marketplace, including WiMAX and IMS applications; general economic and business conditions; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Veraz’s business is set forth in our Registration Statement on Form S-1 filed with the SEC, including the “Risk Factors” section in our final Prospectus dated April 5, 2007 and Veraz’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 as filed with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov/. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.
A copy of this press release can be found on the investor relations page of Veraz’ website at www.veraznetworks.com.

PRESS RELEASE
Veraz and Veraz Networks are registered trademarks and I-Gate 4000 is a trademark of Veraz Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.
VRAZ-IR
Investor Relations Contact:
The Blueshirt Group
Cynthia Hiponia
415-217-4966
cynthia@blueshirtgroup.com
Press Contact:
Veraz Networks
Dawn Hogh
1-408-750-9533
dhogh@veraznet.com
PR@vantage
Ilene Adler
415-984-1970 ext 102
iadler@pr-vantage.com
Source: Veraz Networks, Inc.

PRESS RELEASE
VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	Three Months Ended
	December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
IP Products	$20,941	$15,409	$79,369	$47,314
DCME Products	8,245	8,485	24,360	38,563
Services	5,792	4,923	22,025	13,769

Total revenues	34,978	28,817	125,754	99,646

Cost of Revenues:
IP Products	7,573	6,170	32,198	20,775
DCME Products	2,924	3,490	8,566	14,809
Services	3,973	2,844	12,793	10,130

Total cost of revenues	14,470	12,504	53,557	45,714

Gross profit	20,508	16,313	72,197	53,932

Operating Expenses:
Research and development, net	7,829	7,653	31,004	32,555
Sales and marketing	8,627	7,271	28,583	26,497
General and administrative	2,589	2,228	9,671	8,793

Total operating expenses	19,045	17,152	69,258	67,845

Income (loss) from operations	1,463	(839)	2,939	(13,913)
Other income, net	346	189	996	647

Income (loss) before income taxes	1,809	(650)	3,935	(13,266)
Income tax (benefit) expense	(283)	(18)	559	404

Net income (loss)	$2,092	$(632)	$3,376	$(13,670)

Net income (loss)	$2,092	$(632)	$3,376	$(13,670)
Deemed dividend on Series D convertible preferred stock	—	—	(5,980)	—

Net income (loss) allocable to common stockholders	$2,092	$(632)	$(2,604)	$(13,670)

Net income (loss) allocable to common stockholders per share — basic	$0.05	$(0.05)	$(0.08)	$(1.02)

Net Income (loss) allocable to common stockholders per share — diluted	$0.05	$(0.05)	$(0.08)	$(1.02)

Weighted-average shares outstanding:
Basic	40,958	13,596	33,917	13,396
Diluted	46,122	13,596	33,917	13,396

PRESS RELEASE
VERAZ NETWORKS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$52,232	$23,189
Restricted cash	610	500
Short term investments	5,354	—
Accounts receivable, net	40,814	24,451
Inventories	9,505	14,203
Prepaid expenses	1,497	2,578
Deferred tax assets	410	—
Other current assets	5,776	2,614
Due from related parties	686	1,452

Total current assets	116,884	68,987
Property and equipment, net	6,720	7,123
Other assets	143	151

Total assets	$123,747	$76,261

LIABILITIES, REDEEMABLE AND CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$13,455	$9,042
Accrued expenses	18,226	16,519
Income tax payable	219	258
Current portion of loan payable	3,147	1,277
Current portion of deferred revenue	14,354	27,074
Due to related parties	6,806	7,256

Total current liabilities	56,207	61,426
Loan payable, less current portion	—	3,147
Noncurrent portion of deferred revenue	—	454

Total liabilities	56,207	65,027

Redeemable and convertible preferred stock:	—	64,541
Stockholders’ equity (deficit):
Common stock and additional paid-in-capital	124,122	6,989
Deferred stock-based compensation	(352)	(690)
Accumulated deficit	(56,230)	(59,606)

Total stockholders’ equity (deficit)	67,540	(53,307)

Total liabilities, redeemable and convertible preferred stock, and stockholders’ equity (deficit)	$123,747	$76,261